Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARCHERDX, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)
ArcherDx, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is ArcherDx, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on November 25, 2014 under the name ArcherDx, Inc.
2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
FIRST:   The name of this corporation is ArcherDx, Inc. (the “Corporation”).
SECOND:   The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the city of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD:   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
FOURTH:   The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 45,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 28,293,525 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.    COMMON STOCK
1.    General.   The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2.    Voting.   The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). No person entitled to vote at an election for directors may cumulate votes to which such person is entitled. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of incorporation (the “Restated Certificate”)) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
B.    PREFERRED STOCK
14,780,767 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 4,082,031 shares of the authorized Preferred Stock are hereby designated “Series B Preferred Stock” and 9,430,727 shares of Preferred Stock are hereby designated “Series C Preferred Stock” (collectively, the “Series Preferred”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” in this Part B of this Article Fourth refer to sections of Part B of this Article Fourth.
1.    Dividends.
1.1    Non-Cumulative Series Preferred Stock Dividend Preference.   The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Series Preferred then outstanding shall first receive, or simultaneously receive, out of funds legally available therefor, a dividend on each outstanding share of Series Preferred in an amount in cash equal to 6% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of such Series Preferred calculated from the date of issuance of such share of Series Preferred. The foregoing dividends shall not be cumulative and shall be paid when, as and if declared by the Board of Directors of the Corporation (the “Board”), provided that if the foregoing dividends are not declared in any year, the right to receive such dividends shall terminate and not carry forward into the next year. The “Original Issue Price” shall mean (i) with respect to the Series A Preferred Stock, $3.5591 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), (ii) with respect to the Series B Preferred Stock, $4.82 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), and (iii) with respect to the Series C Preferred Stock, $5.832 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock).
1.2    Participation in Additional Dividends.   If, after dividends in the full preferential amount specified in Section 1.1 for the Series Preferred have been paid or set apart for payment, the Board shall declare additional dividends out of funds legally available therefor, then such additional dividends shall be declared pro rata on the Common Stock and the Series Preferred on a pari passu basis in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.
1.3    Non-Cash Dividends.   Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.
2.Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
2.1    Preferential Payments to Holders of Series C Preferred Stock.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event (as defined below), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (or out of the consideration payable to stockholders in such Deemed Liquidation Event, as applicable) before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price of the Series C Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.2    Preferential Payments to Junior Preferred Stock.   In the event of a Liquidation Event or Deemed Liquidation Event, upon the completion of the distribution required by Section 2.1, the holders of shares of Series A Preferred Stock and Series B Preferred Stock (together, the “Junior Preferred Stock”) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (or out of the consideration payable to stockholders in such Deemed Liquidation Event, as applicable) before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable Original Issue Price of such series of Junior Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Junior Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Junior Preferred Amount”). If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Preferred Stock the full amount to which they shall be entitled under this Section 2.2, the holders of shares of Junior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.3    Payments to Holders of Common Stock.   In the event of any Liquidation Event or Deemed Liquidation Event, after payment in full of the Series C Liquidation Amount and the Junior Preferred Liquidation Amount required to be paid to the holders of shares of Series Preferred pursuant to Sections 2.1 and 2.2, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
2.4    Deemed Liquidation Events.
2.4.1    Definition.   Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the then outstanding shares of Series Preferred, voting together as a single class on an as-converted basis, (the “Required Holders”) elect otherwise by written notice sent to the Corporation at least IO days prior to the effective date of any such event:

(a)	a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

(iii)	capital stock of the Corporation outstanding immediately prior thereto is exchanged for or converted into securities of a class of securities of the surviving or acquiring entity registered under

Section 12 of the Securities Exchange Act of 1934, as amended, with an implied value per share of Common Stock less than $8.748 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), except any such merger or consolidation under clauses (i) or (ii) involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.4.2	Effecting a Deemed Liquidation Event.
(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 - 2.3.
(b)    In the event of a Deemed Liquidation Event referred to in Section 2.4.1(a)(ii) or 2.4.1(b). if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series Preferred no later than the ninetieth (90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series Preferred, and (ii) if the Required Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th day after such Deemed Liquidation Event (the “Post-Liquidation Redemption Date”), to redeem all outstanding shares of Series Preferred at a price per share equal to the Series C Liquidation Amount or Junior Preferred Liquidation Amount, as applicable, and in accordance with the priorities set out in Sections 2.1 and 2.2. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series Preferred, the Corporation shall redeem each holder’s shares of Series Preferred to the fullest extent of such Available Proceeds in accordance with the priorities set out in Sections 2.1 and 2.2, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Upon receipt of a request from the Required Holders to redeem the shares of Series Preferred pursuant to this Section 2.4.2(b) occurring as a result of any Deemed Liquidation Event, the Corporation shall send written notice of the mandatory redemption to each holder of Series Preferred not later than IO days prior to the applicable Post-Liquidation Redemption Date (the “Post Liquidation Redemption Notice”). If the Corporation receives, prior to the Post-Liquidation Redemption Date, written notice from any holder of Series Preferred (an “Excluded Share Notice”) that such holder elects to be excluded from such redemption provided in this Section 2.4.2(b) occurring as a result of any Deemed Liquidation Event, then the shares of Series Preferred registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 2.4.2(b) in connection with any Deemed Liquidation Event to which the applicable Excluded Share Notice relates. On or before the Post-Liquidation Redemption Date, each holder of shares of Series Preferred to be redeemed, unless such holder has exercised his, her or its rights to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Post Liquidation Redemption Notice. In the event that less than all of the shares of Series Preferred represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series Preferred shall promptly be issued to such holder. Prior to the distribution or redemption provided for in this Section 2.4.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or as necessary in the ordinary course of business.
2.4.3    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation in connection with any Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.
2.4.4    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2 and 2.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2 and 2.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.4.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
3.    Voting.
3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Restated Certificate, holders of Series Preferred shall vote together with the holders of Common Stock as a single class.
3.2    Election of Directors. The holders of record of the shares of Series Preferred, voting together as a single class on an as-converted basis, shall be entitled to elect three directors of the Corporation (the “Series Preferred Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series Preferred or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series Preferred or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series Preferred), exclusively and voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2. The rights of the holders of the Series Preferred under the first sentence of this Section 3.2 shall terminate on the first date following the Original Issue Date (as defined below) on which there are issued and outstanding less than 1,408,800 shares of Series Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Preferred).
3.3    Series Preferred Protective Provisions. At any time when at least 500,000 shares of Series Preferred are outstanding, the Corporation or any subsidiary of the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the Required Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
3.3.1    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series Preferred as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then current fair market value thereof;
3.3.2    increase or decrease the authorized number of directors constituting the Board;
3.3.3    create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $1,000,000;
3.3.4    enter into any material exclusive license of its intellectual property;
3.3.5    make any voluntary petition for bankruptcy or assignment for the benefit of creditors;
3.3.6    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock (including by reclassification or otherwise) unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or
3.3.7    amend or change the rights, powers or preferences of any existing equity security of the Corporation (including by reclassification or otherwise) if such amendment or change would render such security senior to the Series A Preferred Stock with respect to such rights, powers and preferences, if such security is currently pari passu with the Series A Preferred Stock with respect to such rights, powers and preferences, or senior or pari passu to the Series A Preferred Stock if such existing security is currently junior to the Series A Preferred Stock with respect to such rights, powers and preferences; or
3.3.8    effect a Liquidation Event or any merger, reorganization, sale of control, consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing.
3.4    Special Series A Protective Provisions. At any time when at least 500,000 shares of Series A Preferred Stock are outstanding (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization of the Series A Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, exclusively and as a separate class, given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
3.4.1    increase or decrease the number of authorized shares of Series A Preferred Stock;
3.4.2    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock (including by reclassification or otherwise) unless the same ranks senior to the Series C Preferred Stock or junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or
3.4.3    amend or change the rights, powers or preferences of any existing equity security of the Corporation (including by reclassification or otherwise) if such amendment or change would render such security senior to the Series A Preferred Stock but junior to the Series C Preferred Stock with respect to such rights, powers and preferences, if such security is currently pari passu with the Series A Preferred Stock with respect to such rights, powers and preferences, or senior or pari passu to the Series A Preferred Stock but junior to the Series C Preferred Stock if such existing security is currently junior to the Series A Preferred Stock with respect to such rights, powers and preferences.
3.5    Special Series B Protective Provisions. At any time when at least 500,000 shares of Series B Preferred Stock are outstanding (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization of the Series B Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, exclusively and as a separate class, given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
3.5.1    increase or decrease the number of authorized shares of Series B Preferred Stock;
3.5.2    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock (including by reclassification or otherwise) unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or
3.5.3    amend or change the rights, powers or preferences of any existing equity security of the Corporation (including by reclassification or otherwise) if such amendment or change would render such security senior to the Series B Preferred Stock with respect to such rights, powers and preferences, if such security is currently pari passu with the Series B Preferred Stock with respect to such rights, powers and preferences, or senior or pari passu to the Series B Preferred Stock if such existing security is currently junior to the Series B Preferred Stock with respect to such rights, powers and preferences.
3.6    Special Series C Protective Provisions. At any time when at least 500,000 shares of Series C Preferred Stock are outstanding (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization of the Series C Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, exclusively and as a separate class, given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
3.6.1    effect any Deemed Liquidation Event unless the amount per share payable to the holders of Series C Preferred Stock upon the closing of such Deemed Liquidation Event is equal to or greater than 1.5 times the applicable Original Issue Price of the Series C Preferred Stock;
3.6.2    increase or decrease the number of authorized shares of Series C Preferred Stock;
3.6.3    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock (including by reclassification or otherwise) unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or
3.6.4    amend or change the rights, powers or preferences of any existing equity security of the Corporation (including by reclassification or otherwise) if such amendment or change would render such security senior to the Series C Preferred Stock with respect to such rights, powers and preferences, if such security is currently pari passu with the Series C Preferred Stock with respect to such rights, powers and preferences, or senior or pari passu to the Series C Preferred Stock if such existing security is currently junior to the Series C Preferred Stock with respect to such rights, powers and preferences.
4.    Optional Conversion.
The holders of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):
4.1    Right to Convert.
4.1.1    Conversion Ratio. Each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the Series Preferred Conversion Price (as defined below) in effect at the time of conversion. The “Series Preferred Conversion Price” shall initially be equal to the applicable Original Issue Price for the Series Preferred. Such initial Series Preferred Conversion Price, and the rate at which shares of Series Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
4.1.2    Termination of Conversion Rights. In the event of a Liquidation Event or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Preferred; provided, however, that, solely for purposes of calculating the amount distributable to the holders of Series Preferred pursuant to Section 2 following a Liquidation Event or Deemed Liquidation Event, the Conversion Rights will be deemed not to have been terminated.

4.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
4.3    Mechanics of Conversion.
4.3.1    Notice of Conversion. In order for a holder of Series Preferred to voluntarily convert shares of Series Preferred into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series Preferred and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series Preferred (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (but in any event within three (3) business days following the Conversion Time) (i) issue and deliver to such holder of Series Preferred, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series Preferred represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series Preferred converted.
4.3.2    Reservation of Shares. The Corporation shall at all times when the Series Preferred shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. The Corporation shall not take any action which would cause an adjustment reducing the Series Preferred Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series Preferred.
4.3.3    Effect of Conversion. All shares of Series Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series Preferred so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.
4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the Series Preferred Conversion Price shall be made for any declared but unpaid dividends on the Series Preferred surrendered for conversion or on the Common Stock delivered upon conversion.
4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
4.4    Adjustments to Series Preferred Conversion Price for Diluting Issues.
4.4.1    Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:
(a)    ”Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(b)    ”Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.
(c)    ”Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(d)    ”Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (I) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (I) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series Preferred;

(ii)
shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;

(iii)
shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including a majority of the Series Preferred Directors;

(iv)
shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including a majority of the Series Preferred Directors (including, for the avoidance of doubt, warrants and shares resulting from the exercise of such warrants issued or issuable pursuant to that certain debt facility between the Company and Perceptive Credit Holdings II, LP);

(vi)
shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, including majority of the Series Preferred Directors;

(vii)	shares of Common Stock issued pursuant to a Qualified IPO (as defined below);

(viii)
shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board, including a majority of the Series Preferred Directors; and

(ix)
shares of Common Stock, Options or Convertible Securities issued as acquisition consideration in the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board, including a majority of the Series Preferred Directors and are not issued in connection with a Liquidation Event or Deemed Liquidation Event (including, for the avoidance of doubt, shares of Common Stock or Convertible Securities issued or issuable pursuant to that certain Agreement and Plan of Merger, dated as of October 2, 2018, by and between the Corporation, Baby Genes, Inc., ArcherDX Sub, Inc. and Richard Sjogren).

4.4.2    No Adjustment of Series Preferred Conversion Price. No adjustment in the Series Preferred Conversion Price for any series shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of such series of Series Preferred agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
4.4.3    Deemed Issue of Additional Shares of Common Stock.
(a)    If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series Preferred Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series Preferred Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series Preferred Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series Preferred Conversion Price to an amount which exceeds the lower of (i) the Series Preferred Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series Preferred Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series Preferred Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series Preferred Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series Preferred Conversion Price pursuant to the terms of Section 4.4.4, the Series Preferred Conversion Price shall be readjusted to such Series Preferred Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series Preferred Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series Preferred Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series Preferred Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
4.4.4    Adjustment of Series Preferred Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Series Preferred Conversion Price in effect immediately prior to such issue, then the Series Preferred Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2=CP1* (A+B)+(A+C).
For purposes of the foregoing formula, the following definitions shall apply:
(a)    ”CP2” shall mean the Series Preferred Conversion Price in effect immediately after such issue or deemed issue of Additional Shares of Common Stock
(b)    ”CP1” shall mean the Series Preferred Conversion Price in effect immediately prior to such issue or deemed issue of Additional Shares of Common Stock;

(c)    ”A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series Preferred) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
(d)    ”B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
4.4.5    Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
(a)    Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)
in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)
The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the convers10n or exchange of such Convertible Securities, by

(ii)
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any prov1S1on contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the convers10n or exchange of such Convertible Securities.
4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series Preferred Conversion Price pursuant to the terms of Section 4.4.4, then, upon the final such issuance, the Series Preferred Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares ofCommon Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.
4.6    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series Preferred Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series Preferred Conversion Price then in effect by a fraction:
(1)the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2)the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.
4.7    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series Preferred shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.
4.8    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series Preferred) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series Preferred immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series Preferred, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series Preferred Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series Preferred. For the avoidance of doubt, nothing in this Section 4.8 shall be construed as preventing the holders of Series Preferred from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 4.8 be deemed conclusive evidence of the fair value of the shares of Series Preferred in any such appraisal proceeding.
4.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series Preferred Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series Preferred is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series Preferred (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series Preferred Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series Preferred.

4.10    Notice ofRecord Date. In the event:
(a)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any Liquidation Event or any Deemed Liquidation Event;

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Preferred a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Preferred) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series Preferred and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.
5.Mandatory Conversion.
5.1    Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $8.748 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds (before deduction of underwriting commissions and expenses) to the Corporation (a “Qualified IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (x) the Required Holders, (y) the holders of a majority of the then outstanding shares of Series B Preferred Stock, exclusively and as a separate class, and (z) the holders of a majority of the then outstanding shares of Series C Preferred Stock, exclusively and as a separate class, (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series Preferred shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1. and (ii) such shares may not be reissued by the Corporation.
5.2    Procedural Requirements. All holders of record of shares of Series Preferred shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Preferred pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series Preferred in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series Preferred converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series Preferred, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series Preferred converted. Such converted Series Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.
6.Redeemed or Otherwise Acquired Shares. Any shares of Series Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series Preferred following redemption.
7.Waiver. Subject to Sections 3.4, 3.5 and 3.6 any of the rights, powers, preferences and other terms of the Series Preferred set forth herein may be waived on behalf of all holders of Series Preferred by the affirmative written consent or vote of the Required Holders; provided that the rights set forth in Section 4.4.2 cannot be amended or waived without the written consent of the holders holding a majority of the outstanding shares of each series of Series Preferred, each voting separately as a class; and provided further that Section 5.1 cannot be amended or waived without the written consent of (a) the Required Holders, (b) the holders of a majority of the then outstanding shares of Series B Preferred Stock, exclusively and as a separate class, and (c) the holders of a majority of the then outstanding shares of Series C Preferred Stock, exclusively and as a separate class.
8.Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series Preferred shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
SIXTH: Subject to any additional vote required by the Certificate of incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation

(and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series Preferred or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Restated Certificate, the affirmative vote of the Required Holders, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.
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3.That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.
4.That this Restated Certificate, which restates and integrates and further amends the provisions of this Corporation’s Certificate of incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
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IN WITNESS WHEREOF, this Amended and Restated Certificate of incorporation has been executed by a duly authorized officer of this corporation on this 10th day of December, 2019.

By:	/s/ Jason Myers
Jason Myers, President and CEO